KLT [logo]

Kyle L. Tingle CPA, LLC

PERSONAL FINANCIAL PLANNING,

BUSINESS SERVICES & TAX PLANNING

August 14, 2006

Securities and Exchange Commission

450 5th Street, N.W.

Washington, D.C. 20549

To Whom It May Concern:

This letter is to be filed in connection with the Periodic Report on Form 8-K filed with the Securities and Exchange Commission on August 2, 2006.  This letter confirms my dismissal as auditor of Holmes Biopharma, Inc. (fka Holmes Herbs, Inc.) (Commission Number 000-31129), effective after the first quarter 2006 filing of the Form 10-QSB.

At this time, there are no accounting disagreements on the financial statements prepared by this firm and filed with the Securities and Exchange Commission.   I will be willing to cooperate with successor accountant to try to make a smooth transition for future filings.  Further, I agree with the disclosures made by the Company on the Form 8-K.

I have returned to you all original records provided to me in previous engagements.  My working paper files are the property of my firm.  These will be maintained by me in accordance with my retention policy.  I will consider any requests for copies of documents in out working paper files from you or the successor firm.  However, providing such copies is at my discretion.  Reasonable copying costs will be due and payable on a COD basis for any documents the successor auditor may require.

If you have any questions regarding this communication, please contact Kyle L. Tingle at 702/450-2200.

Sincerely,

/s/ Kyle L. Tingle

Kyle L. Tingle, CPA, LLC

3145 E. Warm Springs Road  • Suite 450 • Las Vegas, Nevada 89120 • PHONE: (702) 450-2200 • FAX: (702) 436-4218

E-MAIL: ktingle@kyletinglecpa.com